Exhibit 99.2

CORPORATE PARTICIPANTS

Bob Gargus

Applied Micro Circuits Corporation—SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corporation—President and CEO

CONFERENCE CALL PARTICIPANTS

Emily Scudder

BMO Capital Markets—Analyst

Patrick Wang

Evercore Partners—Analyst

Vijay Rakesh

Sterne, Agee & Leach, Inc.—Analyst

Shawn Simmons

Oppenheimer & Co.—Analyst

Chris Zepf

Kingdom Ridge Capital—Investor

Sandy Harrison

Wunderlich Securities—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2012 Applied Micro Circuits Corporation earnings conference call. My name is Stacy and I will be your conference moderator for today. At this time all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of the conference.

(Operator Instructions)

As a reminder, this conference call is being recorded for replay purposes. I would now like to turn the presentation over to Mr. Bob Gargus, Vice President and Chief Financial Officer. Please proceed.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call including guidance we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change. There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements.

Risks such as product development and introductions, design wins, manufacturing and supply availability, product demand and mix, the impact of personnel reductions and departures, employee relations, and the integration of new or moved operations, risk resulting from macroeconomic conditions in markets and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31st, 2011, and our Form 10-Q for the quarter ended September 30th, 2011. Our actual results may differ materially from these forward-looking statements. AppliedMicro assumes no obligation to update forward-looking statements made on this call.

I want to point out that AppliedMicro has several analysts that cover our stock and this creates a range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

I will also point out that we have two new analysts, Ambrish Srivastava, PhD from BMO Capital Markets, and Patrick Wang from Evercore Partners. Welcome.

With that I am going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob, and good afternoon, everyone. We are happy that we executed and delivered the December results as planned despite the various pre-announcements by many of our peers. We will spend some time on this call going over the details of the quarter as well as our guidance going forward.

Our December revenues at $56.3 million were slightly below street consensus of $56.8 million and were down approximately 13% sequentially. We closed the December quarter with approximately 67% of the March quarter guidance already on the books. This is basically the same level as we had entering the December quarter when we started with 66% in opening backlog.

This means that we will expect to do approximately 33% or $17 million of our projected March revenues in turns similar to last quarter. Total book to bill ratio for the December quarter was approximately 0.85. The book to bill is also similar to the 0.88 last quarter. We believe that the book to bill ratio is a reflection of the overall softness in the macroeconomic conditions.

Now let’s look at the progress within the business segments:

I would like to take this opportunity to frame our business appropriately given our expanded TAM and sharpened focus on the fast-growing and large cloud and enterprise Data Center markets. To clarify, our business focus consists of serving the computing and connectivity needs of these marketplaces.

Going forward we shall report our progress in three markets:

(1) Connectivity, which is the old transport. The reason we are using the word connectivity is because most of our newer products will address both cloud computing and Data Center infrastructure in addition to telecom networks. Effectively, this is a TAM expansion to our previous telecom business. This business consists of two pieces. a) legacy telecom business and OTN Data Center WAN connectivity and b) Data Center connectivity, Ethernet physical layers and protocol processors;

(2) Embedded computing. This business consists of embedded processor products and covers enterprise and cloud Data Center platforms, as well as small business and consumer platforms; and

(3) Emerging ARM-based cloud server and computing markets, platforms for the cloud infrastructure.

Let’s start with the review of our connectivity business:

First, the Telecom space:

For the December quarter, our Telecom revenues were $15.8 million compared to $26.4 million for the September quarter. This was a sequential decrease of $10.6 million or 40% and was primarily driven by two things:

(1)	The planned quarter-over-quarter decline in our switch business was $8.6 million; and

(2)	An unplanned decline in our OTN revenues that declined from $11.7 million in September to $10.8 million in the December quarter, or an 8% sequential decrease. We had expected OTN revenues to increase $1 million to $2 million sequentially but instead saw carriers pushed roughly $2 million of backlog out of the December quarter and into the March quarter.

Wired telecom markets worldwide have remained generally sluggish this past year. Calendar year 2012 outlook from our largest telecom equipment customers is bullish but they do not expect to ramp until late in the September quarter. Our dialogue with end-service providers indicates the following key market trends:

•	10 Gb OTN ports will be the main platform for the wide area network going forward. 10Gb will become the de facto interface for the next several years:

•

40G OTN ports are an interim solution as the primary WAN line side interfaces move to 100Gb, given the massive long-term power and cost advantages of 100Gb. OTN is the optimal solution for inter-Data Center connectivity, both for private and public clouds. The cloud infrastructure will demand that all routers and switches at Data Center peering points terminate and originate OTNs providing for simple transparent low-cost power-efficient 10Gb per second and 100Gb per second connectivity. This aligns perfectly with APM’s long-term strategy and confirms our product and thought leadership in this space. OTN remains a question of not if but when and APM continues to have 40% or more market share.

As the clear leader in OTN port shipments, we would like to point out the beginning of a price volume elasticity trend, indicating the readiness of the market for mass deployment. We continue to leverage our soft silicon platforms heavily to hold designs in high-end core systems and are seminally involved in their cost reduction and density scale outs for the metro, a tribute to our product breadth and flexibility that leverages both soft silicon and hard silicon. From a growth perspective we await the build out of the first phase of the Metro Data Center Networks. All of our checks with carriers and other customers indicate that this is likely to start late in the September quarter.

We are also very pleased to know that the majority of 100Gb OTN field trials and demos are powered by our soft silicon platforms putting us in a lead position to capitalize on the 100Gb OTN market as it evolves. In every case, our customers have reported exemplary results in carrier demos and field trials using our OTN products. Additionally, we introduced and sampled the world’s first 100Gb per second CMOS Gearbox to a host of tier 1 customers. I will remind you all that this marks a significant milestone in our Company’s history where we have taken industry leadership once again by introducing 100G breakthrough CMOS mixed signal product which supports 25 to 28G rate(s) and is fully flexible for 100Gb per second CFP modules, line cards and backplane application designs.

Let me now comment on our Internet Data Center business:

First, I am pleased to say that we received critical tier 1 customer feedback on our 10G-based T product family. On a recent customer lab comparison to all of our competitors we were rated number one for reach up to 111 meters, number one on interoperability and we were also singled out as having outperformed all of our competitors in electromagnetic noise immunity testing. Our solution continues to work even in very, very noisy RF environments without losing link. These breakthrough results have already made a difference in our customers end product planning. Furthermore, with the expected rollout of Intel’s server-based Romley platform we see a meaningful opportunity for our current optical physical layer products as well as our future 10G-based T product family.

The introduction of the Romley platform is a driver in the deployments of 10 Gigabit Ethernet in the Data Center. Romley will further expand the usage of 10G ports many of which will want to use copper. APM is uniquely positioned to capitalize on this as we both — as we have both 10Gb copper and 10Gb optical PHY’s. Data Center product revenues were up $5.3 million and were up $1.6 million or 44% from the $3.7 million recorded in the September quarter. As we have said before, Data Center products have a tendency to move up and down and the 44% increase this quarter had been preceded by 16% and 14% decreases over the last couple of quarters. We continue to see additional bookings strength for Data Center products and expect revenues to increase sequentially in the March quarter. On the Data Center products, we expect our products to leverage the signs of growth in the storage and networking space. A rich new offering of our products is also well underway.

Interestingly, we are starting to see crossover of our traditional OTN products into the Data Center space. Our PQX platform and its derivatives are already powering leading-edge router and aggregation switches. With the confluence of the Data Center and telecom/service provider worlds underway, these router and switch customers now require any port, any protocol in their systems. Such a capability provides their customers the advantage of flexible connectivity both inside and between Data Centers. Our PQX platform is uniquely positioned to capitalize on this trend and can be field configured to support multiple protocols such as carrier Ethernet and OTN. PQX is already shipping in meaningful volumes to customers in this converged space.

In conclusion: Our connectivity revenues for the December quarter were impacted by the known decline in our switch business, pushouts on the OTN carrier and SONET side, offset partially by the strength in our Data Center product line. For the March quarter, we expect our Data Center connectivity business to strengthen and our OTN revenues to grow $1 million to $2 million from the December quarter push outs.

Now turning to our embedded processor business:

Processor revenues increased from $32.6 million to $33.7 million, or 3% sequentially in the December quarter.

Our design win pipeline in the embedded space for power architecture products remains robust. We received design wins totaling a lifetime value (four years) in the range of $40 million to $50 million during this quarter. The Enterprise segment was a key driver for most of these wins. Some of the larger examples include a key high-volume tier 1 enterprise switch platform with a number one supplier of enterprise switches and a server blade controller with a leading blade server OEM. Furthermore, our Lanai Solution which is one of our first non-IBM COT flow solutions won a high-end enterprise storage platform and will provide the management processor functionality where low power and high performance are critical requirements.

We are also pleased to announce that our TSMC 40-nanometer power architecture multicore platform with the industry’s first integrated USB 3.0 made a large mark with both our tier 1 small and medium business customers and prosumer and service provider platform customers. This sub 3W 1 GHz multicore device is optimized for the emerging 802.11ac gigabit per second WiFi standard which is the leading Power-over-Ethernet solution of choice for full generation enterprise and small, medium business access points.

We are very excited to have released Keelback and Catalina processors for upcoming — for the upcoming 802.11ac WiFi marketplace. While early in the design cycle they are getting tremendous traction from both enterprise and consumer WiFi access point vendors.

Finally, we continue to take share from our competitors in the enterprise imaging and printing space. Yet another derivative of our TSMC 40-nanometer multicore devices won a significant multifunction printer design at the tier 1 multifunction printer vendor due to its best in class performance and ultra low-power “deep sleep” modes, thereby establishing a new no compromise product category that meets the stringent requirements dictated by Energy Star.

In addition to our power architecture-based embedded processor design wins, I would like to take a moment to update you on the progress we are making with X-Gene, our 64-bit ARM Server-on-a-Chip development. As you know, we launched our FPGA platform successfully booting the lamp stack in October of last year. Since then we have engaged with tier 1 server OEMs and have received a tremendous amount of feedback and interest. There is excitement around being able to offer a differentiated server platform that is truly low TCO while retaining server class performance in the cloud computing space. We have received significant interest from non-tier 1 customers as well and we feel fortunate to be part of the ground swell of excitement that is building around the prospect of a server class 64-bit ARM solution. The ecosystem is the key to successfully delivering the hardware to the cloud market and on this front we are engaged with both open-source and proprietary OS vendors. While we can’t make the specifics public, we are making good progress here.

And finally, our FPGA development platform is also making progress on schedule. Our platform was updated at the end of January and will continue to evolve as we add features to accommodate customer requirements.

So, in conclusion: We are making good progress with X-Gene, our ARM 64-bit Server-on-a-Chip product development and our power architecture product design win traction continues to be strong. I will mention here that the macro conditions are causing delays in the telecom and datacom areas, but the weak macro conditions have resulted in an over-inventory position at a couple of key customers. We expect this will take one to two quarters to rectify and has been built into the guidance we will supply at the end of this call. Now let me turn the call over to Bob. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thanks Paramesh. Third-quarter revenues were $56.3 million, down $8.6 million or 13% compared to the prior quarter, and down 10% compared to the same quarter a year ago. Within the $56.3 million of revenue, we saw our processor revenues increase and the transport and licensing revenues decline.

Processor revenues were $33.7 million, and increased by $1.1 million or 3%. Transport revenues were $21.1 million and decreased by $9 million or 30%, and licensing revenues were $1.6 million and decreased by $0.7 million or 30%. The product only revenues were $54.8 million and were down 12% sequentially from last quarter.

Sales to North America accounted for approximately 43% of total revenues, sales to Europe contributed 16% and sales to Asia contributed 41%. Wintec, a global logistics support vendor, accounted for approximately 19% of the December quarter revenues versus 21% in the September quarter. There was one distributor that was more than 10% worldwide, Avnet, which accounted for 23% of revenues and was 20% in the September quarter.

Distributor revenues for the last quarter were approximately $26.1 million compared to $21.8 million for the prior quarter. Inventories in the channel based on sell- through numbers remained unchanged at 70 days compared to the September quarter. The sell-through increased but was offset by an increase in the sell-in. We expect this to correct itself over the next couple of quarters and come down to approximately 60 days of inventory in the channel.

Turning to the P&L, our third-quarter non-GAAP net loss was $1.1 million or $0.02 per share compared to our non-GAAP net income of $1.1 million or a positive $0.02 per share for the prior quarter. This was still $0.01 better than the street expectations. Our non-GAAP operating margin was a negative 3.6% of revenue and decreased 3.9 points from the positive 0.3% achieved in the last quarter.

Our non-GAAP EBITDA for the quarter was $0.5 million or 0.9% of revenues compared to $2.6 million or 4.1% of revenues for the prior quarter. The third-quarter non-GAAP gross margins including licensing was 59.1% compared to 58.5% for the September quarter. This is consistent with our guidance of 59.5% plus or minus 0.5 point.

Looking forward to the March quarter we are expecting licensing revenues to be in the range of $1 million to $1.4 million and we are expecting overall gross margins for the March quarter, this is including licensing, to be approximately 59% plus or minus 0.5 point. Non-GAAP operating expenses were $35.3 million compared to our guidance of approximately $37 million plus or minus $0.5 million. The operating expenses were lower than our guidance due to the timing of certain product tapeouts that slipped into January. For the March quarter, we are expecting our operating expenses to be in the range of $36.5 million plus or minus $0.5 million.

Our interest and other income was $0.9 million. Interest income is expected to be approximately $0.8 million for the March quarter and we expect our tax rate to continue at 3% for the next several quarters. The diluted share count for EPS purposes was 61.0 million shares. Although we did not buy back any shares during the December quarter, the weighted share count declined due to the effect of repurchases we completed during the September quarter. To remind you, during the September quarter we bought back approximately 4.2 million shares; approximately 3.2 million shares in the open market, and another 1 million through the settlement of a repurchase contract. We expect our March share count to be approximately 61.5 million to 62 million subject to our stock price. We do not expect to buy back any additional shares during the March quarter.

Turning to the balance sheet. Our cash and investments totaled $117 million or approximately $1.93 per share at the end of the third quarter, an increase of approximately $3.6 million from the September quarter. This increase resulted primarily from the following five items:

(1)	Net cash inflows from operations excluding working capital of approximately $0.8 million;

(2)	A decrease in working capital of approximately $5 million mostly due to decrease in inventories and other assets more than offset by increases in accruals and other liabilities and accounts receivable;

(3)	A net increase in unrealized gains in our investment portfolio of approximately $0.5 million and proceeds from common stock issuances of $0.6 million, offset by;

(4)	$2.1 million in CapEx investment; and

(5)	A strategic equity investment in an IP development partner of $1.2 million.

Our working capital was approximately $147 million compared to the $148 million at the end of September and we have no long-term debt.

Our DSO at the end of December was at 50 days, but the DSO days are high mainly due to the timing of revenues during the quarter. We expect this measure to be back in the range of 30 to 42 days going forward. I want to stress that the increase in days was not the result of price concessions or extended payment terms. We shipped greater than 50% of the quarter’s shipments in December whereas historically the third month has been approximately 40%. Our overall inventories at the end of December were $17.6 million and declined by approximately $1.2 million compared to the $18.7 million at the end of the September quarter. This is in addition to the approximately $8 million decline that we had in the September quarter.

Our inventory turns for the September quarter were 5.2. Although we believe that we currently hold the right levels of inventory, we expect to build additional inventories going forward and get back to a turns number of closer to 4.5 as the general market conditions or macro conditions improve.

Turning to GAAP:

As you know, our non-GAAP financials exclude certain items required by GAAP such as amortization of purchased intangibles, items related to other-than-temporary impairment charges on our investment portfolio, acquisition-related expenses or recoveries, stock-based compensation expense, restructuring charges, and non-cash tax adjustments. The timing, occurrence and magnitude of such items can be difficult or impossible to estimate for future periods.

Our net loss on a GAAP basis was $7.1 million versus a net loss of $1.2 million last quarter. The difference in our third-quarter GAAP net loss of $7.1 million and our third quarter non-GAAP net loss of $1.1 million is a delta of $6 million. The $6 million is primarily comprised of:

(1)	$4.4 million of stock-based compensation;

(2)	$1.3 million of amortization of purchased intangibles; and

(3)	Several small adjustments for previously impaired investments, restructuring charges and tax adjustments, the net of which summed to $0.3 million.

Looking forward to the March quarter we can expect certain non-GAAP charges such as the stock-based compensation and amortization of purchased intangibles to continue. A complete reconciliation for the GAAP and non-GAAP financials can be found in our earnings release which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.

Last quarter, we gave you some numbers that helped illustrate the amount invested in our ARM 64-bit Server-on-a-Chip development effort and results of our base business excluding this investment. This quarter, we spent approximately $9 million on the ARM SOC project. Excluding this, our non-GAAP net income would have been $7.5 million positive or $0.12 per share compared to a positive $0.13 per share for the September quarter.

We expect the quarterly spending number for the ARM SOC project to be approximately $9 million plus or minus $0.5 million for the March quarter and $12 million to $13 million per quarter for fiscal year 2013. The numbers for fiscal year 2013 have increased due to a change in definition. Last quarter, we included in this number only the first generation product. This time we are including the more normal first and second generation products that overlap and go on concurrently.

That concludes my remarks. Let me turn the call back over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Thanks, Bob.

Bob already provided you with the March quarter guidance for the OpEx and gross margins and several other P&L items. We expect our revenues to be down 5% to 10% from the December quarter. We expect the revenue levels to be flat for the June quarter and to improve moderately for the September quarter and expect a more accelerated ramp in the second half of the next fiscal year based on improved macro conditions and a ramp in our metro OTN and other connectivity products.

Hopefully the fourth-quarter revenue exit rate should be in the high 60s and maybe even achieve the $70 million level. With that, let me turn the call over to Bob for Q&A. Bob?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Thank you. Just before going to Q&A let me specifically recap our guidance for the March quarter:

(1)	Total revenue is to be down 5% to 10% sequentially, midpoint of $52 million plus or minus $0.5 million;

(2)	Total gross margins to be 59% plus or minus 0.5 point;

(3)	OpEx roughly $36.5 million plus or minus $0.5 million;

(4)	Interest income of $0.8 million, and five, a tax rate of 3%; and finally

(5)	Share count of approximately 62 million for the quarter.

And all of the above should give you an EPS loss of approximately $0.07 to $0.08 for the March quarter.

That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions).

Ambrish Srivastava, BMO Capital Markets.

Emily Scudder - BMO Capital Markets - Analyst

This is Emily Scudder calling in for Ambrish. Thank you for taking my call. I was wondering if you could talk about your expectations for each of the segments embedded in the guidance that you have outlaid for the March, June and September quarters and particularly what your expectations are for OTN deployment?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So first, we don’t really give guidance by each of the product families. We give guidance in total. But I can give you some general things.

We basically believe that the wireline CapEx spending has been muted. We expect that to continue for the March and June quarters. We expect to see some start of an improvement in the September quarter with that accelerating into the December and March quarters. That is what is implied in the guidance.

In terms of the processor revenues, we also expect that there will be a quarter or two where we will correct an over-inventory position at a couple of our larger customers. That will be followed by a ramp in the second half of the calendar/fiscal year in that kind of timeframe. And pretty much that is about it. There will be no ARM revenue in this fiscal year.

Emily Scudder - BMO Capital Markets - Analyst

Okay and then also, LSI just announced an ARM subscription license including plans to use it for networking apps solutions. From what you know today, can you talk about how they stand competitively?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I will let Paramesh probably answer that, but having a license is a lot different than actually doing something with it. Typically they might get that license so that at some point when ARM releases a generic 64-bit core they could take it and then put their own IP around it to create the right SOC, but that could be — it could take quite a while not only to get the base RTLs and harden it but that also figure out what IP they are going to put around it and everything. So I think it is still quite a bit behind where I think we are physically at right now.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes, so I think, we started on this project — as you know, as many of you know — conceived it in the 2008, 2009 timeframe, so we led the entire pack. We built our own core so we believe we have a three-year advantage on anybody.

Emily Scudder - BMO Capital Markets - Analyst

Okay. Thank you.

Operator

Patrick Wang with Evercore Partners.

Patrick Wang - Evercore Partners - Analyst

I guess my first question is just I want to drill down a little bit more on the carrier push outs.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So last quarter, we expected and we specifically mentioned that we thought we would ramp a little bit into the December quarter and that we thought OTNs still had another million or 2 to go to get back to consumption levels. And we had that in backlog. But as we got into the December quarter, the carriers — either because of an increased softness or whatever they were seeing — they pushed it out. And you guys all know that some of our customers are very large and when they want to push things out we politely say thank you, because we don’t have much choice. And that is basically what occurred. There is not much more to it than that. So unfortunately we had a little over $2 million roughly that got pushed out that way. We did have other backlog and other items so we were still able to kind of almost make the revenue and we actually exceeded the EPS numbers.

Operator

Vijay Rakesh with Sterne, Agee.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

I know you gave how the revenue should look. How does the gross margin look past the March quarter? I know March is 59; how do you see that for first half fiscal 2013?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Well, with the revenues being flat I think you’ll see a little bigger drop in processor revenues in the near term. I would expect that you might see a little bit of upwards pressure on the gross margin in, let’s say the June quarter. After that it is going to be a function of the mix.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

So do you think it gets back to the 61, 62 level in first-half of fiscal — mid fiscal 2013 year?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I don’t believe it occurs between now and September to that level.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Got it. And on the OTN side and obviously you are running at a $10 million, $11 million a quarter kind of clip so probably $40 million, $50 million for the year. What do you see there for fiscal or calendar of 2012?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Well, again, that is kind of a loaded question because every year we have been — or not every year but for the last 12 months we have been — forecasting that the metro part of the OTN would ramp and every time we turn around it keeps getting pushed out. Now we have decided to take the conservative approach even though a lot of the carriers are talking about a ramp starting in the September quarter. We kind of put a little bit in September but not very much and have more in the December and March quarters. If it ramps OTN could probably become $4 million more per quarter but the question is when does that ramp become.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

All right. And Paramesh, last question here. On the X-Gene, you mentioned you are talking to a lot of tier 1 guys in the white box. When do you see it start sampling and when do you see that actually start to see some shipments there?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So, recall there were two things when we announced the products-we said it could be in 2012, second half of the year. We are basically still on track to do that. You should see for our current plan FPGA platforms with releases go out to our key customers as I mentioned every — almost every two months we are updating our platform. So the key customers that are engaged with us are on a track in terms of their end boxes and their development.

But I will remind everybody that from the time we get chips to people to the time we get revenues is, significantly, is about 9 to 12 months of timeframe. So —.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So we are still tracking to exactly what we told people before which was that it wouldn’t be until sometime in roughly very late calendar year 2013 if not more early year calendar 2014 before you will see real revenue.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Got it. Thanks.

Operator

(Operator Instructions).

Rick Schafer with Oppenheimer & Co.

Shawn Simmons - Oppenheimer & Co. - Analyst

Hey guys, this is Shawn Simmons calling in for Rick. I just had a couple of questions. Mainly I guess going back to OTN, I guess you guys quoted your shares around 30% plus. Have you seen your shares slip in any areas and can I guess, can you just describe it across the Core, Metro and possibly the edge access and give me an update on that and going forward as well.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So first, our share is closer to 40%. As we’ve talked about, we are now probably closing in on close to 2 million ports that we have shipped and I don’t think anybody is anywhere close to that, okay?. And in our last call we went through all the platforms by customer and model number that we are in. So it is easy to extrapolate those.

Now, the problem is most of the platforms that shipped, let’s say a year ago, were all core and there’s only a small amount that is at the edge and many of those core platforms that we were shipping into are now finding their way into Metro applications, somewhat on a limited basis. But it is hard to track until it becomes a more meaningful number. So do we think that some of those boxes are being deployed into the Metro? Yes, but it is not real significant yet so we have talked about like penetration rates. So we’ve said before that it is probably closer to 80%, 85% penetrated. And by penetrated we mean an annual kind of run rate number, whereas the Metro is probably only about 5%. And I would think it is less than that even at the Edge.

Shawn Simmons - Oppenheimer & Co. - Analyst

Okay, great. And then I guess going back to your licensing revenues, I guess those have been kind of in decline here for the last couple of quarters in a row. Do you expect it to flat line from here or how do you see those shaping out over the next —?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So first, remember that a big piece of the licensing revenues are our TPACK revenues and TPACK being a services company, a piece of what they sell is the software coding that goes into FPGAs. And if you look at the kind of declines that Xilinx and Altera have had for the last couple of quarters, I think you are going to see that our decline is tracking theirs. Meaning if they don’t ship FPGAs we don’t ship the software load that goes into them.

Shawn Simmons - Oppenheimer & Co. - Analyst

Okay and did you on the last call by any chance talk about other areas of your business to license out other products?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

We don’t really license any of our other products out other than the TPACK stuff and we have some history of occasionally monetizing some of the older patents that we have where we might get some reoccurring royalty stream from them, but that is somewhat limited and it’s spotty.

Shawn Simmons - Oppenheimer & Co. - Analyst

Okay, great. I think that is about it for me. Thanks.

Operator

Chris Zepf with Kingdom Ridge Capital.

Chris Zepf - Kingdom Ridge Capital - Investor

A few questions. First on the telecom OTN side of the house, I understand carriers put on the brakes in spending last summer and CapEx has been really constrained for two to three quarters now but in recent conference calls the carriers themselves seem be indicating we should see a nice sequential uptick in spending from Q1 into Q2 and are also hearing it from some other suppliers. Hearing your commentary about the June and September quarter, should we be viewing that as it is setting the conservative bar and if the spending picks up then you guys would be the beneficiary or is there something else to it?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

It is exactly the first thing you mentioned. We have gotten burned a couple of times on this so we have chosen that we are going to take the conservative approach to this. We are in what we think is a good position in that we have 40% share. We have the design wins. If it ramps, we will get our share. We are not at all worried about that. So if it ramps sooner, great. We will raise the numbers. Otherwise we are just going to try and be conservative right now.

Chris Zepf - Kingdom Ridge Capital - Investor

And if that does ramp those margins should be meaningfully above corporate margins?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Yes, sir.

Chris Zepf - Kingdom Ridge Capital - Investor

And then also on Gearbox. Is this going to be competitive with what Semtech currently offers for 10 Gig and 40 Gig? And if so how does that compare at 100 Gig? How should we think of that?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Yes absolutely. In fact as you probably know — as I don’t know whether you guys know or don’t know — but so far the optical module in the backplane market for 40 Gig and 100 Gig systems and large chassis have been pretty much dominated by three to five players like Semtech. And because now we have the only viable CMOS solution in the world, I think we have a really good shot at basically going after that technology dominant, that 3, 5 technology market which is a very good source of both margin and revenue as the market unfolds. So yes, absolutely, very, very significant for AppliedMicro because that is how the whole Company got started in the days of — in the heyday of carriers. So very, very cool stuff.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

In fact, this was part of the premise behind Infi going IPO recently. So it is much of the same market that hopefully we will be successful in, competing both against Infi as well as Semtech.

Chris Zepf - Kingdom Ridge Capital - Investor

And third and finally on X-Gene. If I look back when you guys announced it, I think it was the ARM Tech Con in late October. Understandably you guys are excited about it given how big of a lead you have on it. I think one of the fears in investors’ mind is that you take the eye off the ball in the other businesses, but it seems with Gearbox and OTN, what — when you look at the base businesses over the next two to three years what do you think the core growth in those two businesses should be, excluding the server-side?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I’m not sure if I understood the excluding —

Chris Zepf - Kingdom Ridge Capital - Investor

I am just saying that so in the base two business processor side and the telecom, datacom side obviously we have had, we have an inventory correction here. But when you look out over the next two years excluding X-Gene, what do you think the base business can grow at? I mean, are you still targeting a long-term 15% to 20% growth?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So I think the transport piece with the new products that are coming will grow probably in the 12% to 16% range right now. And I think the processor business will probably be a little bit less than that until X-Gene gets here. Because I think we have got more and more customers kind of starting to want that rather than the PowerPC stuff that we have got, although there are design wins in the PowerPC stuff with the consumer, pro-consumer, the multifunction printers and even some of the access points that we won recently that will ramp sometime in the second half of this year or begin happening in the second half of this year.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So I think another way to look at that is to say that our targets are set. To maintain the base business, we have to make sure that the base business is profitable and growing at a reasonable clip and our view is to continue to take share from Freescale and IBM with our investments that we made in power architecture and then we start to combine power architecture and ARM for the embedded space as we already have to be more differentiated and really drive that market towards the ARM part of the future. So that would be one piece of it.

I also want to make one very important point that I think we have been trying to make when we have seen investors in person, which is that nothing that we do on the transport side is exclusive of our overall Company strategy which is to provide a complete solution for Data Center computing and connectivity. Gearbox, for instance, is equally well positioned for a large/big what I call sea-of-blades server application as it is positioned for a top-of-the-rack aggregation backplate for big switches. As it is positioned for CFP modules, the same base technology will find homes for integrated interchip communication in our server chips. So I just want to be clear because the power of the Company is that we are now focused on a large/big growing TAM which is the cloud infrastructure and to soon be the enterprise private cloud infrastructure and not the public cloud.

So it is a huge, huge, huge strategic convergence of our investments in the transport side and in the computing side coming to bear for the Data Center.

Chris Zepf - Kingdom Ridge Capital - Investor

Okay. Thanks, guys.

Operator

Sandy Harrison with Wunderlich.

Sandy Harrison - Wunderlich Securities - Analyst

Just kind of circling back on some of the other products you talked about in your prepared remarks. When you talked about the PQX and its systems and some of the opportunities you had there, maybe if you could spend a second talking about what it is the PQX does in the systems, its functionality and the value proposition you guys are bringing, which is causing your success in this particular area.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

So let me kind of elaborate. Actually I can now be a lot more public about it.

If you look at Cisco they publicly announced their next three — next two — generations of router blades for Data Centers. These are the largest volume Edge routers that are going at peering points between Data Centers. These routers have to terminate and originate OTN, Ethernet, PDM, as well as proprietary label-based protocols at each fiber peering point.

By the way if you look at all of the cards on those Cisco routers and if you look at what powers those cards, it is PQX. Right. And what specifically differentiates it is it was the lowest power, highest core density, most flexible PHY, FEC, framer and mapper on one die. So if you ask me, it is low-power, highest density, maximum flexibility.

Conceivably if you look at a router manufacturer or a switch — Data Center switch — manufacturer, what it would provide them with is with one port of 10G you could make it an ethernet port, an OTN port, TDM port, or a Label port with no change in the physical silicon, which is a huge, huge, huge advantage as you drive higher density, very low power cards into all of these Data Center devices.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

And PQX has six 10Gb ports in it and you can differentiate and have the product all set different for each of those individual ports, 10Gb ports. So the flexibility that that provides is fairly significant.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

Did that answer your question?

Sandy Harrison - Wunderlich Securities - Analyst

That did. Thanks. I know that you kind of highlighted it in the past but just wanted to see some of the other opportunities. And then following up, you talked about 10G base T and you guys are one of the few suppliers that can do both copper and as well as the optical ones. You know, what do you see the adoption cycle going forward with this? Is it optical moving towards the copper? Is there going to be a segmentation or a bifurcation in the market? And then finally you highlighted Romley as basically being a catalyst here. What is it that Romley does that accelerates the demand for the copper versus the optical?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

So as Romley ramps here, there will be guys that want to use copper because of the flexibility and the mechanical fits and ease of using the copper. But it will ramp slowly, meaning that it is probably only got revenue toward the end of the calendar year, March quarter and it will be somewhat small. It will be much more meaningful in 2013.

So the big design wins that occur or get awarded here shortly will be what determines the revenue, which will be permanently in 2013. But a lot of these customers are also looking to do one-stop shopping. So the ability to have both is a nice advantage to us because we can even do volume pricing where we can combine the two into a little bit of the typical Broadcom kind of routine a little bit.

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

And by the way, Sandy, also from a technology point of view, one driver, similar type of software investment can be leveraged across different adaptor personalities.

Sandy Harrison - Wunderlich Securities - Analyst

And then my final question on the OpEx, you hit on that a little bit for the X-Gene talking about putting the first and second gen cost in there now. Maybe you could just clarify that a little, why that is dropping in now and maybe the delta between the first and second gen from an absolute dollar perspective.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

The first thing is you can have an endless debate of how you want to separate out the cost of doing the ARM thing, meaning do you only pull out the cost of the first product, okay? Or do you pull out the cost kind of like the first product and a half because you never can just do one product and then do the next product sequentially. You have to start the second product when you are kind of halfway through the first product and then have them running sequentially.

So the number that we had given out on the last call was the first product only. And we weren’t sure if that was the right way to define it or not. So basically, what we have done now is given you both generations and if you remember we said that the number for the first generation, we expect it in 2013 to be around $30 million to $32 million. So now, you take the $12 million and $13 million that we just gave, which would add up to about $50 million, you can kind of have the rough split that we are spending about $32 million, let’s say on the first generation and about $18 million on the second generation.

Sandy Harrison - Wunderlich Securities - Analyst

Thanks for that. Right. Thanks for the questions, guys.

Operator

Patrick Wang with Evercore Partners.

Patrick Wang - Evercore Partners - Analyst

I guess I was cut off a little bit earlier. Actually it was partly my fault but I wanted to ask you again quickly on the X-Gene. I know that, Paramesh, you are not going to talk about a lot of details here, but one of the key things we are looking at is, of course, development of the software ecosystem.

Can you talk about maybe some of the things you have seen in terms of progress or non-progress?

Paramesh Gopi - Applied Micro Circuits Corporation - President and CEO

As I said I think it is a very tricky thing to talk about in terms of NDA type of situations that we are in, right. But I think what I would like to do is maybe tell you that if I were to look at the number of boards that are on — the number of raw platforms that we have to ship to people, including the — if you look at the ecosystem on October or November 1, versus the ecosystem by June 1, let me put it this way: Bob is holding the purse strings tight because his whole thing is that if we were to satisfy the funnel of the ecosystem partners that want our platform it would be tantamount to building a whole chip in terms of just mass costs. It is a huge, huge, huge ground swell of people and it is not unusual because we are the only guys — not even ARM has this — who have a real full implementation of a multicore 64-bit processor with all the I/O peripherals.

So the other thing I wanted to point out is that there was a lot of questions relative to can we make this part of a larger server platform with the right test chip infrastructure around it. We have gotten past all of that and we are, actually we are negotiating very aggressively with our board vendors. In fact with our resources and the board vendors to see how we can actually make the platform a lot more — a lot less cost reduced to give to people.

So I would say that there has been over 100% to 200% ground swell in terms of the number of platforms that we had to ship to ecosystem partners. With ecosystem partners that wanted to do one platform but actually are demanding two to four for their drop developments.

Patrick Wang - Evercore Partners - Analyst

I see. Got it. That was helpful. And then I want to follow up on the question I wanted to ask you earlier, just in terms of inventory and some of the trends you are seeing in Optical and Transport. Is it —? Do I understand you correctly that it’s just strictly a push out from the wireline and wireless customers? Is there an element of inventory burn there or is it just kicking the can down the road?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

We actually have two different things. So in the transport or OTN part we had simply a push out. On the processor side for the embedded PowerPC stuff, we have had an inventory build up inside a couple of the larger companies. And as we have looked through that to see how much inventory they got, say, as orders started to slow down, then we discovered that they have this buildup of inventory and looking at that and maybe being conservative, we just figure it is going to take them maybe a quarter or two to burn it off.

Patrick Wang - Evercore Partners - Analyst

I see. Any sense how big that inventory build had been? Couple of million bucks or —?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

It’s probably — let me just do some quick math here. Probably around $7 million of revenue value.

Patrick Wang - Evercore Partners - Analyst

I see; got you. And then just lastly I wanted to go over quickly the shape of the revenue recovery, over the next couple of quarters. You talked about maybe achieving high 60s revenues end of the year. Was that end of calendar 2012 or fiscal 2013?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Fiscal. So, the pattern we gave was the June quarter which is our first fiscal quarter flat with March. Then September quarter, we have some moderate growth like 2% to 4%. If the carriers do ramp sooner, then we will do better than that; but just kind of taking that with a grain of salt and being a little conservative, we have got it in for like a 2% to 4% growth kind of ramp. And then we didn’t fill in if you want the December quarter but the March quarter we said we hope to be at a level where we would be exiting that quarter in the high 60s, maybe even at the $70 million revenue level.

Patrick Wang - Evercore Partners - Analyst

I see. And then on top of that this is now a conservative view instead of, I guess this is really just lowering the bar in terms of business coming back?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I would certainly hope so.

Patrick Wang - Evercore Partners - Analyst

Yes. So do we. Thanks so much. Good luck.

Operator

Chris Zepf with Kingdom Ridge Capital.

Chris Zepf - Kingdom Ridge Capital - Investor

Given that there is value in X-Gene, but it is really dilutive to earnings for the next two years I would like to split off the earnings part of the core company and X-Gene. And you did a good job of — so you gave us OpEx estimates for X-Gene for a while. How should we think of OpEx for the base business? So we can come up with an earnings power of the base business.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

I think the OpEx for the base business is probably going to stay flattish from where it is running now. Meaning that we think we have got some great investments so we are not going to panic with the softness of the macro and take it down as a conscious decision after a tremendous amount of debate. But six months from now if things aren’t improving we will scale back.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay but you think you can keep it flattish for the next year or so, so as revenues improve we should see nice operating leverage in the core business?

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Flat from the kind of run rate that we are talking about here for the March quarter, yes.

Chris Zepf - Kingdom Ridge Capital - Analyst

Okay. Thank you.

Operator

And at this time, I would like to turn the call back over to management for closing remarks.

Bob Gargus - Applied Micro Circuits Corporation - SVP and CFO

Oh, it is actually me. Okay. So basically that concludes our formal remarks. So I’d like to thank our listeners for attending the call today and if you want there is an audio replay of the call that we have available on our Investor Relations section of our website. You can also access that audio replay on of this conference call by calling 888-286-8010 and entering the reservation number 95373702 and a file copy of this script or transcript will be filed with our 8-K in the next week or so here. So thank you, everyone.

Operator

We thank you for your participation in today’s conference. This does conclude your presentation. You may now disconnect and have a great day.